EXHIBIT 99.1

Monarch Casino & Resort Reports Record 2022 Fourth Quarter Financial Results

RENO, Nev., Feb. 14, 2023 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2022, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Increase	2022	2021	Increase
Net revenue	$120,536	$111,068	8.5%	$477,870	$395,377	20.9%

Net income(1)	$22,433	$19,871	12.9%	$87,479	$68,488	27.7%

Adjusted EBITDA(3)	$41,588	$39,015	6.6%	$167,085	$137,294	21.7%

Basic earnings per share	$1.17	$1.06	10.4%	$4.60	$3.68	25.0%
Diluted earnings per share(2)	$1.14	$1.02	11.8%	$4.47	$3.53	26.6%

  Net Income was negatively impacted by legal and consulting costs, related to the ongoing litigation with the Monarch Black Hawk general contractor, PCL Construction Services, Inc. The impact during the fourth quarter of 2022 and 2021 was $0.8 million and $2.1 million, respectively, and the impact during the twelve months of 2022 and 2021 was $7.3 million and $5.1 million, respectively.

  Diluted EPS was negatively impacted by legal and consulting costs, related to the ongoing litigation with the Monarch Black Hawk general contractor, PCL Construction Services, Inc. The impact during the fourth quarter of 2022 and 2021 was $0.03 and $0.09 per share, respectively, and the impact during the twelve months of 2022 and 2021 was $0.30 and $0.21 per share, respectively.

  Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch ended a strong 2022 with record fourth quarter and fiscal year financial results. We continue to benefit from the ongoing ramp up of our expanded and enhanced Black Hawk property. Net revenue and Adjusted EBITDA growth of over 20% in 2022 drove free cash flow to a record high, positioning Monarch to return capital to stockholders in the form of the one-time cash dividend and the recurring annual cash dividend to be paid quarterly, which we announced last week. As of now, we have approximately $30 million cash in the bank. We expect to pay the one-time dividend with the available cash, including additional cash generated from operations, with the remaining balance to be drawn from the new credit facility. Our strong balance sheet and free cash flow allows us to continue to invest in our existing operations, while we pursue potential M&A opportunities.

"Fourth quarter net revenue and Adjusted EBITDA grew to $120.5 million and $41.6 million, respectively, resulting in an Adjusted EBITDA margin of 34.5%. We believe that these results demonstrate a healthy underlying trend in both our markets. Atlantis’ fourth quarter financial results were negatively impacted by severe rains in California and heavy snow in the Sierra Nevada mountains, which reduced visitation from our key feeder markets.

“In Black Hawk, we are gaining market share, especially in the upper end of the market.

“We continue our investment in the Atlantis, a very competitive market, to further distinguish it as Reno’s preferred destination for resort and gaming entertainment. We are currently working on the redesign and upgrade of the hotel rooms in the second tower, which, as of now, is on schedule for completion before Memorial Day 2023. In addition, we are in the midst of replacing the casino carpet, bringing a fresh new look to the property, which we expect will further enhance the guest experience.

“We are actively evaluating potential acquisitions and we are prepared to move aggressively for the right opportunity.”

Summary of 2022 Fourth Quarter Operating Results
In the 2022 fourth quarter, the Company generated net revenue of $120.5 million, an increase of 8.5% from the $111.1 million in the prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 3.5%, 17.0% and 17.0%, respectively, year over year. The increase in revenues was driven primarily by the ongoing growth in business at Monarch Black Hawk.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2022 were $24.7 million compared to $22.2 million in the prior-year period, driven primarily by increases in labor and utility costs. As a percentage of net revenue, SG&A expense was 20.5% compared to 20.0% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 35.6% during the fourth quarter of 2022 from 34.0% in the prior-year period primarily due to an increase in labor expense. F&B operating expense as a percentage of F&B revenue decreased to 73.8% during the fourth quarter of 2022 from 78.2% in the prior-year period primarily due to an increase in average check and improved cost management. Hotel operating expense as a percentage of hotel revenue decreased to 37.4% in the fourth quarter of 2022 compared to 40.1% in the same period a year ago, primarily due to operating leverage on the higher revenues generated by our hotel operations in Black Hawk.

Net income for the fourth quarter of 2022 increased 12.9% and diluted EPS increased 11.8% compared to the same period last year. The Company generated consolidated Adjusted EBITDA of $41.6 million for the fourth quarter of 2022, an increase of $2.6 million, or 6.6%, over the same period a year ago.

Credit Facility, Liquidity and Capital Returns

Capital expenditures of $7.7 million in the fourth quarter of 2022 were funded from operating cash flows and included various projects and ongoing maintenance capital spending at both properties. The Company expensed $0.2 million of interest in the fourth quarter of 2022 compared to $0.7 million in the prior-year period.

During the fourth quarter of 2022, the Company made $20 million in principal payments on its Term Loan Facility. As of December 31, 2022, the Company had a net cash position, including cash and cash equivalents, of $38.8 million and an outstanding principal balance of $7.0 million under its Term Loan Facility, with no borrowings outstanding under its Revolving Credit Facility.

On February 1, 2023, the Company entered into a Fifth Amended and Restated Credit Agreement with Wells Fargo Bank, N.A., where the Company increased the aggregate principal amount of its revolving line of credit from $70.0 million to $100.0 million, with an option to increase it by an additional $100.0 million within the first six months. The maturity date for the Fifth Amended and Restated Credit Agreement has been extended to January 1, 2025.

On February 7, 2023, the Company’s Board of Directors authorized a one-time cash dividend of $5.00 per share of its outstanding common stock, payable on March 15, 2023, to stockholders of record as of March 1, 2023. The Board also approved a recurring annual cash dividend of $1.20 per outstanding share of Common Stock beginning in the second quarter of 2023, which dividend will be payable in quarterly amounts on the 15th day of the third month of each applicable calendar quarter, to be reviewed quarterly by the Board. For the calendar year 2023, the Company expects to pay total cash dividends of $5.90 per share.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect generate to fund our one-time cash dividend to stockholders; (iv) our beliefs regarding the strengths of the local markets we serve in Reno and Black Hawk; and (v) our expectations regarding the completion of room renovations at the Atlantis. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of COVID-19, including new variants, on our business, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with COVID-19 and its variants;
  our ability to manage guest safety concerns, whether caused by COVID-19, its variants or other causes;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are preparing for trial in 2023;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the events occurring in Eastern Europe, other parts of the world and the conflict taking place in Ukraine.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Atlantis features approximately 61,000 square feet of casino space; 817 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,300 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,100 slot machines; approximately 42 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
	unaudited	unaudited
Revenues
Casino	$67,151	$64,898	$270,756	$233,413
Food and beverage	31,338	26,787	117,156	91,080
Hotel	16,905	14,450	71,179	54,374
Other	5,142	4,933	18,779	16,510
Net revenues	$120,536	$111,068	$477,870	$395,377

Operating expenses
Casino	$23,920	$22,039	$95,076	$75,258
Food and beverage	23,143	20,936	88,440	72,684
Hotel	6,325	5,798	25,508	22,106
Other	2,542	2,036	9,254	7,668
Selling, general and administrative	24,671	22,205	97,602	84,427
Depreciation and amortization	11,188	10,120	43,433	38,428
Other operating items, net	671	2,130	7,115	4,929
Total operating expenses	92,460	85,264	366,428	305,500
Income from operations	$28,076	$25,804	$111,442	$89,877

Interest expense	(200)	(720)	(2,420)	(4,506)
Income before income taxes	27,876	25,084	109,022	85,371
Provision for income taxes	(5,443)	(5,213)	(21,543)	(16,883)
Net income	$22,433	$19,871	$87,479	$68,488

Earnings per share of common stock
Basic	$1.17	$1.06	$4.60	$3.68
Diluted	$1.14	$1.02	$4.47	$3.53

Weighted average number of common shares and potential common shares outstanding
Basic	19,127	18,750	18,996	18,617
Diluted	19,628	19,509	19,578	19,427

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$38,779	$33,526
Receivables, net	9,566	8,881
Income taxes receivable	24,989	26,946
Inventories	7,558	7,159
Prepaid expenses	8,537	7,552
Total current assets	89,429	84,064
Property and equipment, net	578,050	580,807
Goodwill	25,111	25,111
Intangible assets, net	352	477
Total assets	$692,942	$690,459
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$6,693	$20,000
Accounts payable	14,418	18,575
Construction accounts payable	49,957	58,891
Accrued expenses	46,037	42,967
Short-term lease liability	639	745
Total current liabilities	117,744	141,178
Deferred income taxes	23,016	19,617
Long-term lease liability	13,228	13,498
Long-term debt, net	-	68,152
Total liabilities	153,988	242,445
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 19,093,676 outstanding at December 31, 2022;
18,764,540 outstanding at December 31, 2021
Additional paid-in capital	40,716	41,426
Treasury stock, 2,624 shares at December 31, 2022; 331,760 shares at	(170)	(4,341)
December 31, 2021
Retained earnings	498,217	410,738
Total stockholders' equity	538,954	448,014
Total liabilities and stockholders' equity	$692,942	$690,459

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$22,433	$19,871	$87,479	$68,488
Expenses:
Stock based compensation	1,653	961	5,095	4,060
Depreciation and amortization	11,188	10,120	43,433	38,428
Provision for income taxes	5,443	5,213	21,543	16,883
Interest expense	200	720	2,420	4,506
Pre-opening expenses (2)	-	-	-	2
Construction litigation expenses (2)	783	2,132	7,261	5,117
COVID-19 expenses (2) (3)	-	-	-	108
Litigation proceeds, net (2)	-	-	(42)	(334)
Insurance claims proceeds (2)	-	-	-	(100)
(Gain) loss on disposition of assets (2)	(112)	(2)	(104)	136
Adjusted EBITDA (1)	$41,588	$39,015	$167,085	$137,294
  Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
  Amount included in the "Other operating items, net" in the Consolidated Statement of Income.
  Includes equipment and supplies directly attributable to the pandemic for reopening of properties; such expenses are incremental to normal operations.